Exhibit 3.1
CERTIFICATE OF DETERMINATION
OF
RIGHTS, PREFERENCES AND PRIVILEGES
OF
SERIES B-1 AND SERIES B-2 PREFERRED STOCK
OF
PAC-WEST TELECOMM, INC.
          The undersigned, Henry R. Carabelli and Robert C. Morrison, do hereby certify:
               1. That they are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Pac-West Telecomm, Inc., (the “Corporation”) a corporation organized and existing under the California Corporations Code (the “CCC”).
               2. That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) by Section 401 of the CCC and the Amended and Restated Articles of Incorporation of the Corporation, the Board on November 15, 2006, adopted the following resolutions creating (i) a series of one hundred thousand (100,000) shares of Preferred Stock designated Series B-1 Preferred Stock (of which none of such shares of Series B-1 Preferred Stock have been previously issued) and (ii) a series of one million five hundred thousand (1,500,000) shares of Preferred Stock designated as Series B-2 Preferred Stock (of which none of such shares of Series B-2 Preferred Stock have been previously issued):
          “RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles of Incorporation”), the Board does hereby provide for (i) the issue of a Series of Preferred Stock of the Corporation, to be designated as “Series B-1 Preferred Stock,” par value $0.001 per share, initially consisting of one hundred thousand (100,000) shares and (ii) the issue of a series of Preferred Stock of the Corporation, to be designated as “Series B-2 Preferred Stock,” par value $0.001 per share, initially consisting of one million five hundred thousand (1,500,000) shares (together with the Series B-1 Preferred Stock collectively referred to herein as the “Series B Preferred Stock”) and, to the extent that the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express the designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock as follows:
     Section 1. Designation and Amount.
     (i) One hundred thousand (100,000) shares of the authorized and unissused Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock”; and
     (ii) One million five hundred thousand (1,500,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock,” par value $0.001 per share, with the following powers, preferences, and relative, participating, optional and other special rights and the qualifications, limitations and restrictions. Any shares of Series B Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of the Series B Preferred Stock. Except as otherwise expressly provided in this Certificate of Determination, the Series B-1 Preferred Stock and Series B-2 Preferred Stock shall rank pari passu in all respects.
     Section 2. Dividends and Distributions.
     2.1 General. The Corporation shall not declare, pay or set aside any dividends on shares of any common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), other than dividends on shares of Common Stock payable in shares of Common Stock, unless (in addition to the obtaining of any consents required by the Articles of Incorporation) the holders of the Series B Preferred Stock then outstanding (the “Series B Holders”) shall first receive, or simultaneously receive, with respect to each share of Series B Preferred Stock, a dividend at least equal to five percent (5%) of the Series B Original Issue Price (as defined below) per share of such Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) per year from and after the date of the issuance of such shares of Series B Preferred Stock (to the extent not previously paid). The foregoing dividend shall not be cumulative, and except as set forth in Section 3.1 shall be payable when, as and if declared by the Board. The “Series B Original Issue Price” shall mean $1.137505 per share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.
     2.2 Payment-in-Kind. Notwithstanding any other provision of this Certificate of Determination, in the sole discretion of the Corporation, any dividends on the Series B Preferred Stock may be paid, in lieu of cash dividends, by the issuance of additional shares of Series B Preferred Stock (including fractional shares) having an aggregate value at the time of such payment equal to the amount of the dividend to be paid.
     Section 3. Liquidation, Dissolution or Winding Up; Deemed Liquidation Event.
     3.1. Preferential Payments to Series B Holders. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any Deemed Liquidation Event (as defined below); the Series B Holders at the time of such event shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking in liquidation on parity with the Series B Preferred Stock) and before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to three (3) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series B Holders and any series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock the full amount to which they shall be entitled under this Section 3.1 the Series B Holders and any series of Preferred Stock ranking on liquidation on a parity with the Series B

Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
     3.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Series B Holders and any series of Preferred Stock of the Corporation ranking on liquidation senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the Series B Holders, and any series of Preferred Stock entitled pursuant to the terms of the Articles of Incorporation to participate with the Common Stock in the distribution of such remaining assets and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Articles of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Sections 3.1 and 3.2 is hereinafter referred to as the “Series B Liquidation Amount.”
     3.3 Deemed Liquidation Events.
          3.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class, elect otherwise by written notice sent to the Corporation at least ten (10) business days prior to the effective date of any such event:
               (iii) a merger, consolidation, reorganization, acquisition, share exchange transaction on other form of business combination (a “Business Combination”) in which the Corporation or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Business Combination, except any such Business Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Business Combination continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such Business Combination, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such Business Combination, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 3.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such Business Combination or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such Business Combination shall be deemed to be outstanding immediately prior to such Business Combination and, if applicable, converted or exchanged in such Business Combination on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or
               (iv) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the

Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
          3.3.2 Effecting a Deemed Liquidation Event.
               (i) Except with the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class, given in writing or by vote at a meeting, the Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2.
               (ii) In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the CCC within ninety (90) calendar days after such Deemed Liquidation Event, then (a) the Corporation shall send a written notice to each Series B Holder no later than the ninetieth (90th) calendar day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (b) to require the redemption of such shares of Series B Preferred Stock, and (b) if the holders of at least a majority of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) calendar days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) calendar day after such Deemed Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock and of any series of Preferred Stock ranking on redemption on parity with the Series B Preferred Stock that is required to then be redeemed, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock and any such other series of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 3.3.2, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

          3.3.3. Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Business Combination, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.
     Section 4. Voting Rights. Except as provided in this Certificate of Determination or as required by the CCC, Series B Holders shall have no voting rights; provided that, at any time when shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, Business Combination or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting together as a single class:
               (i) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation;
               (ii) create, or authorize the creation of, any additional class or series of capital stock, authorize any increase in the authorized number of shares of Series B Preferred Stock or any other existing class or series of capital stock or issue any additional shares of Series B Preferred Stock;
               (iii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security;
               (iv) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (a) redemptions of or dividends or distributions on the Series B Preferred Stock as expressly authorized herein, (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock or (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;
               (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event or consent to any of the foregoing;
               (vi) authorize the sale or divestiture in any one transaction or series of related transactions of any division or other business enterprise, or any assets, of the Corporation or any Subsidiary for an amount in excess of one million dollars ($1,000,000) (other than the sale of inventory and other assets in the ordinary course of business);

               (vii) authorize any payment or transfer of anything of value, directly or indirectly, to any one person, firm or other entity in excess of one million dollars ($1,000,000) within any six (6) month period (excluding payments and transfers in the ordinary course of business, payments of expenses in connection with the transaction pursuant to which the Series B Stock were initially issued and capitalized lease obligations);
               (viii) create a new plan or arrangement for the issuance or grant of any Options or other stock-related rights or equity-based rewards or increase the number of shares available under any existing plan for the issuance or grant of any Options or other stock-related rights or equity-based rewards;
               (ix) authorize (a) the incurrence, creation, assumption, guarantee or otherwise becoming liable with respect to any indebtedness for borrowed money (including, without limitation, capitalized lease obligations) in excess of one million dollars ($1,000,000) aggregate principal amount, except pursuant to the Corporation’s existing revolving credit facility, (b) the assumption, guarantee or endorsement, or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for, the obligations of any person, firm or other entity in excess of one million dollars ($1,000,000) (other than the endorsements of negotiable instruments for collection in the ordinary course of business) or (c) entering into or materially amending any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this clause (ix);
               (x) establish any material joint venture, partnership or other non-wholly owned entity;
               (xi) constitute any transaction or agreement between the Corporation and any shareholder, officer, director of the Corporation or any or any affiliate thereof, except (a) in connection with ordinary course employment matters, provided that the disinterested directors determine that the terms are fair to the Corporation, (b) any transaction or agreement with any Series B Holder or their affiliates, including, without limitation, any director or officer appointed by such holders, or (c) any such transaction or agreement approved by the Board; and
               (xii) except as otherwise contemplated by this Section 4, enter into any contract, agreement, arrangement or commitment to do, the authorization, approval, ratification or confirmation of, or the delegation of the power to act on behalf of the Corporation or any subsidiary of the Corporation or the Board in respect of, any of the foregoing.
     Section 5. Optional Conversion.
     5.1 Right to Convert; Conversion Ratio.
               (i) Subject to Section 5.1(ii), each share of Series B Preferred Stock shall be convertible in whole or in part, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially equal

$0.001137505. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
               (ii) the right of a holder of Series B Preferred Stock to convert the Series B Preferred Stock shall be subject to prior receipt of any approvals or consents, or the sending of any notices, reasonably determined by the Company to be necessary or appropriate under the Communications Act of 1934, as amended, the rules, regulations and policies of the Federal Communications Commission and any state public utilities commission, any other federal, state, local or municipal law code, regulation, statue, ordinance or order that govern telecommunications service providers and any antitrust requirement; and the right of a holder of Series B-2 Preferred Stock to convert the Series B-2 Preferred Stock shall be subject to conversion of all outstanding Series B-1 Preferred Stock.
     5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay in cash the fair value of the fractions of a share as of the time when those entitled to receive those fractions are determined.
     5.3 Mechanics of Conversion.
          5.3.1. Notice of Conversion. In order for a Series B Holder to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, rounded to the nearest whole number of shares.

          5.3.2 Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.
          5.3.3 Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.
          5.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
          5.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid..
     5.4. Adjustments to Series B Conversion Price for Diluting Issues.
          5.4.1 Special Definitions. For purposes of this Certificate of Determination, the following definitions shall apply:
               (i) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                    (ii) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.
                    (iii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):
(a) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Stock;
(b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 5.5, 5.6, 5.7 or 5.8;
(c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; or
(d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.
          5.4.2. No Adjustment of Series B Conversion Price. No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
          5.4.3 Deemed Issue of Additional Shares of Common Stock.
                    (i) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
               (ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Section 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (a) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (b) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to clause (b) of this Section 5.4.3(ii) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (1) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (2) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
               (iii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Section 5.4.4 (either because the consideration per share (determined pursuant to Section 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.4.3(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
               (iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of Section 5.4.4, the Series B Conversion Price shall be readjusted to such Series B Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
               (v) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series B Conversion Price provided for in this Section 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 5.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this Section 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
          5.4.4 Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4.3), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth (1/100th) of a cent) determined in accordance with the following formula: CP2 = CP1 * ((A + B) ÷ (A + C)).
For purposes of the foregoing formula, the following definitions shall apply:
               (i) “CP2” shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;
               (ii) “CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
               (iii) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series B Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

                    (iv) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
                    (v) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
          5.4.5. Determination of Consideration. For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (i) Cash and Property: Such consideration shall: (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and (c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.
                    (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing:
(a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
          5.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of Section 5.4.4, then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
     5.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
     5.6 Adjustment for Certain Dividends, Distributions and Issuances. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall (a) make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock or (b) issue any Common Stock in respect of rights issued pursuant to that certain Rights Agreement, dated August 30, 2005, as amended, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:
               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Series B Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.
     5.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2 do not apply to such dividend or distribution, then and in each such event the Series B Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.
     5.8 Adjustment for Business Combinations. Subject to the provisions of Section 3.3, if there shall occur any Business Combination, recapitalization or reclassification involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.4, 5.6 or 5.7), then, following any such Business Combination, recapitalization or reclassification, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such Business Combination, recapitalization or reclassification would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the Series B Holders, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.
     5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) business days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) business days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

     5.10 Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the Series B Holders a notice specifying, as the case may be, (a) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (b) the effective date on which such Business Combination, recapitalization, reclassification, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such Business Combination, recapitalization, reclassification, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) business days prior to the record date or effective date for the event specified in such notice.
     Section 6. Miscellaneous.
     6.1. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Series B Holders following redemption.
     6.2. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all Series B Holders by the affirmative written consent or vote of the Series B Holders of at least a majority of the shares of Series B Preferred Stock then outstanding.
     6.3 Notices. Any notice required or permitted by the provisions of this Certificate of Determination to be given to a Series B Holder shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the CCC, and shall be deemed sent upon such mailing or electronic transmission. In the event a Series B Holder shall not by written notice designate the name to whom payment upon redemption of Series B Preferred Stock should be made or the address to which the certificate or certificates representing, or other evidence of ownership of, such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Series B Holder of such Series B Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such Series B Holder shown on the records of the Corporation.
     6.4 Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to by prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
     6.5 No Impairment. Unless approved by a vote of the holders of a majority of the Series B Preferred Stock, the Corporation will not, (and shall be without authority to) directly or indirectly by amendment of this Certificate of Determination or of the Articles of Incorporation of the Corporation or through any Business Combination, transfer of assets, dissolution, issue or sale of securities, agreement, contract, or undertaking or through any other action:
               (i) diminish, impair, limit, restrict, avoid or seek to impair, limit, restrict or avoid, any of the rights, powers or privileges of the Series B Preferred Stock or the Series B Holders hereunder or the observances or performance of any of the terms to be observed or preformed hereunder by the Corporation; or
               (ii) permit, allow or agree to the diminishment, impairment, limitation, restriction or avoidance of, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in, facilitate and assure the carrying out of all the provisions of this Certificate of Determination and the taking of all such action as may be necessary or appropriate in order to protect the rights, powers and privileges of the holders of the Series B Preferred Stock hereunder, including, without limitation, the Conversion Rights of the Series B Holders and the Series B Preferred Stock.
     Section 7. No Redemption. The shares of Series B Preferred Stock shall not be redeemable except as provided in Section 3.3.2.
          RESOLVED FURTHER, that the Chief Executive Officer and Secretary, respectively, of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certification of Determination in accordance with the foregoing resolution and the provisions of the CCC and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”

               We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge.
               Executed at Stockton, California on November 15, 2006.

/s/ Henry R. Carabelli
Henry R. Carabelli
President and Chief Executive Officer

/s/ Robert C. Morrison
Robert C. Morrison
Secretary